Exhibit 16
                                                                      ----------

                                      Guest
                                        &
                                     Company


                                                         April 29, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

         RE:      Sales Online Direct, Inc.
                  (formerly Rose International, Ltd.)
                  File Ref. No. 0-28720

Dear Sirs:

We were previously the principal accountant for Sales Online Direct, Inc. and subsidiaries (formerly Rose International, Ltd.) and, under the date of January 12, 1998, except for note 9 as to which the date is June 2, 1998, we reported on the consolidated financial statements of Sales Online Direct, Inc. and subsidiaries (formerly Rose International, Ltd.) and as of and for the years ended December 31, 1997 and 1996. Our appointment as principal accountant was terminated. We have read Sales Online Direct, Inc's (formerly Rose International, Ltd.) statements included under Item 4 of its Form 8-K dated April 28, 1999 and we agree with the comments in the second paragraph therein. We have no basis for agreeing or disagreeing with the first and third paragraphs of Item 4(a).

                                              Very truly yours,

                                              GUEST & COMPANY, P.C.

                                              /s/ Patrick J. Guest
                                              Patrick J. Guest



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